Exhibit 10.33

CEREVEL THERAPEUTICS HOLDINGS, INC.

SEVERANCE BENEFITS POLICY FOR SENIOR VICE PRESIDENTS AND VICE PRESIDENTS

(adopted September 28, 2022, as subsequently amended January 17, 2024)

I.
Purpose

Cerevel Therapeutics Holdings, Inc. (the “Company”) hereby establishes an unfunded severance benefits policy (the “Policy”). The purpose of this Policy is to provide Covered Employees with certain severance benefits if they experience a qualifying involuntary termination of employment, subject to the below terms and conditions. This Policy became effective on October 27, 2020 (the “Effective Date”).

II.
Certain Definitions

“Administrator” shall mean the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board or a committee thereof designated by the Board.

“Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base salary or base rate of pay as in effect immediately before a Covered Termination (or base salary or base rate of pay as in effect immediately prior to the Sale Event, if greater), exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the occurrence of any of the following, as determined by the Administrator in its reasonable judgment: (i) the Covered Employee’s failure to comply with a material directive of the executive to whom the Covered Employee directly reports, the Company’s Chief Executive Officer or the Board, or the Covered Employee’s gross negligence in the performance of the Covered Employee’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Covered Employee’s material breach of the Covered Employee’s offer letter or employment agreement with the Company, or any other written agreement between the Covered Employee and the Company or any of its Affiliates; (iii) the Covered Employee’s indictment for, or plea of nolo contendere to, a felony or other crime involving moral turpitude that causes or could reasonably be expected to cause material harm to the business interests or reputation of the Company or any of its Affiliates; or (iv) fraud, theft, embezzlement or other intentional misconduct by the Covered Employee that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Cause shall not exist hereunder, in the case of (i) or (ii) above, unless the Company has provided the Covered Employee with written notice of the event(s) alleged to constitute Cause thereunder and, if such event(s) are susceptible to cure, a 15 day period to cure following the receipt of such notice in which the Covered Employee has failed to cure such event(s).

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Covered Employees” shall mean all employees of the Company that are (a) at the Senior Vice President level or who are otherwise graded as “C-12” in the Company’s pay grade system or (b) at the Vice President level or who are otherwise graded as “C-11” in the Company’s pay grade system.

“Covered Termination” shall mean a termination of a Covered Employee’s employment with the Company either (a) by the Company without Cause, or (b) by the Covered Employee for Good Reason. Notwithstanding the foregoing, and for the avoidance of doubt, a Covered Termination does not include a termination (i) due to a Covered Employee’s death; or (ii) due to a Covered Employee’s Disability.

“Date of Termination” means the last day of the Covered Employee’s employment with the Company.

“Disability” shall mean that a Covered Employee becomes disabled during his or her employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his or her duties and responsibilities, even with a reasonable accommodation, for a period of ninety (90) consecutive days or one hundred and twenty (120) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall mean, without a Covered Employee’s consent, (i) any diminution in the Covered Employee’s Base Salary or target bonus, unless applied across-the-board to all similarly-situated Covered Employees of the Company and not more than five percent (5%); (ii) any material diminution in the Covered Employee’s titles, authority, duties or responsibilities, provided that a reduction in titles, authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when a Vice President of the Company remains a Vice President of the Company following a Sale Event where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Vice President of the acquiring corporation), will not in and of itself constitute Good Reason; (iii) a permanent reassignment of the Covered Employee’s primary office to a location more than 35 miles from the Company’s offices in Massachusetts; or (iv) a material failure of the Company to comply with this Policy or any material breach by the Company of any other written agreement with the Covered Employee; provided, however, that Good Reason shall not exist hereunder unless: (A) the Covered Employee has provided the Company with written notice of the event(s) alleged to constitute Good Reason within 30 days after the initial occurrence of such event(s), (B) the Company fails to cure such event(s) within 30 days following its receipt of such notice (the “Good Reason Cure Period”) and (C) the Covered Employee terminates the Covered Employee’s employment for Good Reason at any time within the 30-day period immediately following the last day of the Cure Period.

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

“Plan” shall mean the Company’s 2020 Equity Incentive Plan, as may be amended from time to time, including any successor plan.

“Sale Event” shall have the definition contained in the Plan.

“Sale Event Period” shall mean the period that commences three (3) months prior to, and ends twelve (12) months following, the occurrence of the first event constituting a Sale Event.

“Separation Agreement” shall mean a separation agreement in the form provided by the Company containing a general waiver and release, non-disparagement, post-employment noncompetition, statutorily required revocation period, and other provisions customary for such agreements.

III.
Conditions to Receipt of Severance Benefits

A Covered Employee shall be entitled to receive Severance Benefits (as defined below) under this Policy only if the Covered Employee (i) experiences a Covered Termination; (ii) executes and delivers a Separation Agreement that becomes nonrevocable and otherwise fully effective (the date when this occurs is the “Separation Agreement Effective Date”) within the time period required by the Separation Agreement but in no event later than 60 days following the Covered Employee’s Date of Termination; and (iii) complies fully at all times with the provisions of any applicable noncompetition, nonsolicitation, confidentiality, invention assignment and/or other agreement between the Covered Employee and the Company (subsection (iii), the “Employee Obligations”).

IV.
Severance Benefits

The “Severance Benefits” shall consist of (i) the Severance Pay and (ii) the Benefits Continuation. If the Covered Termination occurs during the Sale Event Period, the Severance Benefits shall also include (iii) the Incentive Compensation and (iv) the Equity Acceleration, each as defined as follows:

(i) Severance Pay. The “Severance Pay” shall mean the continuation of the Covered Employee’s Base Salary rate over the nine (9) month period immediately following the Date of Termination (such period, the “Severance Period”).

(ii) Benefits Continuation. The “Benefits Continuation” shall mean the Company’s payment of the Company’s portion of the contributions to the cost of COBRA coverage on behalf of the Covered Employee, and any applicable dependents under COBRA, over the Severance Period. A Covered Employee shall only receive the Benefits Continuation if the Covered Employee elects COBRA coverage, and only for so long as the Covered Employee remains eligible for such coverage under COBRA. The Company’s contribution to costs of the Benefits Continuation shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage, in effect on the Date of Termination, for an active employee with the same coverage elections. The Covered Employee shall be responsible for paying the remaining portion of the premiums for such COBRA coverage as if the Covered Employee remained employed. The Covered Employee authorizes the deduction of the portion for which the Covered Employee is responsible from the Covered Employee’s Severance Pay. Notwithstanding this

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

subsection (ii), if the Covered Employee commences new employment and is eligible for a new group health plan, the Benefits Continuation shall cease when the Covered Employee’s new employment begins.

(iii) Incentive Compensation. The “Incentive Compensation” shall mean 0.75 times the Covered Employee’s target cash bonus for the calendar year in which the Date of Termination occurs.

(iv) Equity Acceleration. The “Equity Acceleration” means that, notwithstanding anything to the contrary in the Plan or any applicable award agreement and with respect to awards that are granted to the Covered Employee on or after the Effective Date, (A) all awards with conditions and restrictions relating to the attainment of performance goals (if any) and for which there is no assumption, continuation, substitution or cash-out provided in connection with the Sale Event, may become immediately vested and payable in the Administrator’s discretion or to the extent specified in the applicable award agreement, and (B) all time-based stock options and other stock-based awards subject to time-based vesting (the “Post-Effective Date Time-Based Equity Awards”) shall accelerate and become fully exercisable or nonforfeitable immediately as of the later of (i) the Date of Termination or (ii) the Separation Agreement Effective Date (in either case, the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Post-Effective Date Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Policy will be delayed until the Separation Agreement Effective Date and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Post-Effective Date Time-Based Equity Awards shall occur during the period between the Covered Employee’s Date of Termination and the Accelerated Vesting Date.

For the avoidance of doubt, any stock options or other stock-based award granted to the Covered Employee prior to the Effective Date shall not be eligible for the Equity Acceleration under this Policy.

V.
Timing of Severance Pay and Incentive Compensation

The Severance Pay and Incentive Compensation shall be paid out in substantially equal installments in accordance with the Company’s payroll practices over the Severance Period, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, amounts payable hereunder shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

VI.
Equity Awards

Except with respect to the Equity Acceleration, the treatment of a Covered Employee’s equity awards with the Company shall be governed by the terms of the Plan and applicable award agreement(s) in all respects.

VII.
Recoupment

Without limiting the Company’s other remedies at law or equity in any respect, if a Covered Employee fails to comply with the terms of this Policy, the Covered Employee’s Employee Obligations, or the terms of the Separation Agreement, the Company shall have the right to require repayment to the Company of any amounts paid hereunder, and/or cancel or cause the forfeiture of the Covered Employee’s equity rights, in any such case to the extent permitted by applicable law, and with the value or amount of such repayment, forfeiture or cancellation determined in the sole discretion of the Administrator. If such recoupment is the form of cash, such payment is due in cash or by check within 10 days after the Company provides notice to a Covered Employee that it is enforcing this provision. Any amounts payable or to be accelerated hereunder but not yet received by such Covered Employee will be immediately forfeited in the event of a failure to comply with the terms of this Policy, the Covered Employee’s Employee Obligations, or the terms of the Separation Agreement.

VIII.
Death After Covered Termination

If a Covered Employee dies after the date of his or her Covered Termination but before all payments or benefits to which such Covered Employee is entitled pursuant to this Policy have been paid or provided, any remaining payments and benefits will be made to any beneficiary designated by the Covered Employee prior to or in connection with such Covered Employee’s Covered Termination or, if no such beneficiary has been designated, to the Covered Employee’s estate. For the avoidance of doubt, if a Covered Employee dies during such Covered Employee’s applicable Severance Period, Benefits Continuation will continue for the Covered Employee’s applicable dependents for the remainder of the Covered Employee’s Severance Period, subject to applicable law.

IX.
Withholding

The Severance Benefits shall be subject to applicable taxes. The Company has the right to withhold such other amounts as may be withheld under the Company’s policies and procedures from time to time in effect, subject to applicable law.

X.
Section 409A

The payments under this Policy are intended either to be exempt from Section 409A of the Code (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. This Policy shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Policy shall be considered separate payments. To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A, and to the

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

extent that such payment or benefit is payable upon a Covered Employee’s termination of employment, then such payments or benefits shall be payable only upon such Covered Employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)). Notwithstanding any provision to the contrary, to the extent an Covered Employee is considered a specified “covered employee” under Section 409A and would be entitled, during the six-month period beginning on such Covered Employee’s separation from service, to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the Covered Employee’s separation from service, or (ii) the Covered Employee’s death. This Policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. The Company makes no representation or warranty and shall have no liability to any Covered Employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

XI.
Section 280G

Notwithstanding anything herein to the contrary, in the event that the Severance Benefits to be provided to a Covered Employee pursuant to this Policy calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Employee receiving a higher After Tax Amount (as defined below) than the Covered Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c). For purposes of this Policy, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Employee as a result of the Covered Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to the Policy shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

supporting calculations both to the Company and the Covered Employee within fifteen (15) business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Employee.

XII.
Administration

The Administrator shall be responsible for administering this Policy, and shall have all necessary authority to discharge such responsibilities, which include, but are not limited to, interpretation and construction of this Policy, the determination of all questions of fact and disputes, including, without limit, with respect to eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters. The Administrator may adopt rules and regulations in its interpretation and implementation of the Policy. The Administrator’s determinations under this Policy shall be conclusive, final and binding on Covered Employees and the Company.

XIII.
Not an Employment Contract

The Policy is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Covered Employees remain employees at-will. Nothing contained in the Policy gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.

XIV.
Severability

In case any one or more of the provisions of this Policy (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect: (i) such provision(s) shall be reformed and enforced to its/their fullest permissible extent; (ii) any such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and (iii) this Policy shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

XV.
Non-Assignability by Employees; Assignability by the Company

No right or interest of any Covered Employee in this Policy shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. The Company may assign or otherwise transfer this Policy to any other person or entity without any Covered Employee’s consent.

XVI.
Integration with Other Pay or Benefits Requirements

The terms of this Policy supersede any (i) severance plans and separation policies applicable to Covered Employees and (ii) provisions of any agreement between any Covered Employee and the Company, in either case ((i) or (ii)) to the extent such plans, policies or provisions provide for severance benefits in connection with a Covered Termination. To avoid doubt, this Policy does not supersede any right of the Covered Employee to garden leave pay under the Massachusetts Noncompetition Agreement Act (“Garden Leave Pay”). To the extent that the

Cerevel Therapeutics Holdings, Inc.

Severance Benefits Policy for Senior Vice Presidents and Vice Presidents

Company owes any amounts in the nature of severance benefits under any other program, policy plan or agreement of the Company that is not otherwise superseded by this Policy, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Policy or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. To the extent that the Covered Employee is entitled to any payments pursuant to any restrictive covenant agreement with the Company, including without limitation any Garden Leave Pay, the Severance Pay received by the Covered Employee in any calendar year shall be reduced by the amount the Covered Employee is paid in the same such calendar year (including Garden Leave Pay paid in such calendar year) pursuant to such restrictive covenant agreement. The terms of this Policy supersede any prior representations, communications or agreements regarding the subject matter hereof.

XVII.
Amendment or Termination

The Board may amend, modify, or terminate the Policy at any time in its sole discretion prior to the Sale Event Period. Following the occurrence of a Sale Event, the Policy may not be amended in any respect that adversely affects the rights of any Covered Employee and may not be terminated until all obligations under the Policy have been satisfied.

XVIII.
Governing Law

This Policy and the rights of all persons hereunder shall be construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions), and the Company and the Covered Employee waive the right to any jury with respect to any dispute under this Policy.